CHIEF EXECUTIVE OFFICER
EMPLOYMENT CONTRACT

This employment agreement (this “Agreement”) has been entered into as of the 12th day of September 2010 (the “Execution Date”) by and between China Architectural Engineering, Inc. (NASDAQ:CAEI) (“CAEI”),  and, an individual residing in Hong Kong and Shanghai, People’s Republic of China (“Employee”).

WITNESSETH

WHEREAS, Employee has the experience, know-how, ability and qualifications to serve as the CAEI’s Chief Executive Officer.

WHEREAS, as CAEI desires to secure the services of the Employee as Chief Executive Officer and the Employee desires to accept such employment.

WHEREAS, the parties desire to enter into this Agreement to establish the terms and conditions of the Employee’s employment as Chief Executive Officer of CAEI.

NOW THEREFORE, in consideration of the material advantages accruing to the two parties and the mutual covenants contained herein, and intending to be legally and ethically bound hereby, CAEI and the Employee agree with each other as follows:

1.           Employment, Duties and Performance. The Employee will render full-time professional services to CAEI in the capacity of Chief Executive Officer of CAEI.  He will at all times, diligently, in good faith, in a manner consistent with the best interests of CAEI, and to the best of his ability, perform all duties that may be required of him by virtue of his position as Chief Executive Officer and all duties set forth in CAEI’s bylaws and in policy statements of the Board of the Directors of CAEI (the “Board”).  It is understood that these duties shall be substantially the same as those of a chief executive officer of a business corporation. The Employee is hereby vested with authority to act on behalf of the Board in keeping with policies adopted by the Board, as amended from time to time. In addition, he shall perform in the same manner any special duties assigned or delegated to him by the Board.  In the course of his employment, Employee shall comply with all policies, including Codes of Ethics, that are applicable to the CAEI’s officers in general and the chief executive officer, in particular.

2.           Term.  This Agreement shall have an effective date as of September 1st, 2010. (the “Effective Date”) and shall expire, unless terminated earlier pursuant to and in accordance with the provisions of this Agreement, or extended by mutual agreement of the parties, on August 31, 2013 (the “Term”).   If the parties desire to renew this Agreement, terms of a new contract shall be completed, or the decision made not to negotiate a new contract made, not later than the end of the tenth month of the year of expiration. This contract and all its terms and conditions shall continue in effect until terminated.

3.           Compensation.

(a)            Base Salary.  In consideration for the Employee’s services as Chief Executive Officer, CAEI agrees to pay the Employee a base salary of U.S. Dollars ($150,000 USD) per annum, which shall paid monthly at the rate of U.S. Dollars ($12,500 USD) per month, subject to all legally required deductions and withholdings, in accordance with the customary payroll practices of CAEI (“Base Salary”).

(b)           Equity Compensation.  The Employee shall be eligible to receive securities grants under CAEI’s equity incentive plan, with such grants being at the discretion of CAEI’s Board and/or Compensation Committee.

4.           Business Expenses.  All reasonable business expenses incurred by Employee in connection with the performance of his duties shall be reimbursed or pre-paid. Reimbursement shall be paid after submission of itemized business expense reports with supporting receipts, and such payment shall be made in accordance CAEI’s reimbursement payment policies, but in no event later than 20 days after submission of the business expense report.

5.           Benefits, Vacation, and Other Matters.

(a)           The Employee shall be entitled to two (2) weeks on compensated vacation time in each of the contract years during the Term, to be taken at times mutually agreed upon between him and the Chairman of the Board.

(b)           In the event of a period of prolonged inability to work due to the result of Employee’s sickness or an injury, the Employee will be compensated at his full rate pay up to three (3) months from the date of the sickness or injury.

(c)           In addition, the Employee, as have been mutually agreed upon between him and the Chairman of the Board, will be permitted to be absent from CAEI during working days to attend professional meetings and to attend to such outside professional duties.

(d)           CAEI agrees to pay dues to professional associations and societies and to such service organizations and clubs of which the Employee is a member, as may be approved by the Chairman of the Board as being in the best interests of CAEI.

(e)           CAEI also agrees to (i) insure the Employee under its general liability insurance policy for all acts done by him in good faith as Chief Executive Officer throughout the Term of this contract; and (ii) provide comprehensive health and major medical health insurance for the Employee and his family.

(f)            In addition, the Employee shall be entitled to all other fringe benefits to which all other general employees of the CAEI are entitled.

6.           Termination.

(a)           The Board may, in its sole discretion, and with or without cause, terminate this Agreement and the Employee's employment.  Such action shall require majority vote of the entire Board and become effective upon written notice to the Employee or at such later time as may be specified in said notice. After such termination, all rights, duties and obligations of both parties shall cease except that CAEI shall continue to pay the Employee his then monthly Base Salary for the month in which his duties were terminated and for two (2) consecutive months thereafter (the “Severance Period”) as an agreed upon severance payment (“Severance Payment”), subject and conditioned on the Employee signing a full release and waiver agreement in substantially the form as provided by CAEI to effect the Releases, as defined below in Paragraph 6 (the “Release Agreement”).  During the Severance Period, the Employee shall not be required to perform any duties for CAEI, other than providing reasonable assistance in good faith to CAEI solely for the purpose of transitioning the Employees’ duties.

(b)           Neither shall the fact that the Employee seeks, accepts and/or undertakes other employment during the Severance Period affect such Severance Payments. Also, CAEI agrees to keep the Employee's health and major medical insurance coverage paid up and in effect during the Severance Period.

(c)           CAEI may terminate Employee’s employment immediately, without notice, if CAEI determines that Cause exists.  For purposes of this Agreement, “Cause” shall mean: (i)  An act of dishonesty, fraud, embezzlement, or misappropriation of funds or proprietary information in connection with the Employee’s responsibilities as an Employee;  (ii)  Employee’s conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude;  (iii)  Employee’s willful or gross misconduct in connection with his employment duties which, directly or indirectly, has a material adverse effect on CAEI; or (iv)  Employee’s habitual failure or refusal to perform his employment duties under this Agreement, if such failure or refusal is not cured by Employee within ten (10) days after receiving written notice thereof from CAEI.  In the event that Employee’s employment is terminated for Cause, the Employee shall only be entitled to that portion of the Base Salary that has been earned but unpaid prior to such termination for Cause, and any expense reimbursements due and owing to Employee as of such termination date.

(d)           Should the Board, without written consent of the Employee, reduce the Employee's duties or authority so it can reasonably be found that the Employee is no longer performing as the Chief Executive Officer, the Employee shall have the right, in his complete discretion, to provide written notice of termination of this Agreement to the Chairman of the Board, with such termination to be effective within ninety (90) days of such written notice, unless such ninety (90) day period is waived in writing by CAEI.

(e)           Should the Employee at his discretion elect to terminate this contract for any other reason than as stated in Sub-Paragraph 6(d) and Paragraph 7, he shall provide to the Board ninety (90) days' written notice of his decision to terminate.  The Employee will not be entitled to the Severance Payments or any other severance benefits if the Employee terminates this Agreement under this Sub-Paragraph 6(e).  At the end of the ninety (90) days, all rights, duties and obligations of both parties to the contract shall cease, provided, however, that CAEI, in its sole discretion, may elect to waive the 90 days notice period and effect the Employee’s election to terminate this Agreement immediately.

(f)           If an event described in Sub-Paragraphs 6(a) or Paragraph 7 occurs, and the Employee accepts any of the Severance Payments and severance benefits described therein, to the extent not prohibited by law, the Employee shall be deemed to voluntary release and forever discharge the CAEI and its officers, directors, employees, agents, and related corporations and their successors and assigns, both individually and collectively and in their official capacities (hereinafter referred to collectively as "Releases"), from any and all liability arising out of his employment and/or the cessation of said employment. Further, Employee agrees that he must execute and abide by the Release Agreement to confirm his obligations under the Releases.  Nothing contained in this paragraph and nothing shall prevent the Employee from bringing an action to enforce the terms of this Agreement.

7.           Change of Control.  If CAEI undergoes a Change of Control, as defined below, the Employee may terminate his employment at his discretion or be retained as Chief Executive Officer  of CAEI or any successor corporation under the terms and conditions of this Agreement.  If the Employee elects to terminate his employment at such time, he shall be entitled to the same severance arrangement as would be applicable under Sub-Paragraph 6(a) if CAEI had terminated his employment at such time. If the Employee continues to be employed by CAEI or its successor organization, all of the terms and conditions of this Agreement shall remain in effect. CAEI agrees that neither it nor its present or any future holding company shall enter into any agreement that would negate or contradict the provisions of this Agreement.  For purposes of this Agreement, “Change in Control” shall mean (i) the time, after the date of this Agreement, that CAEI first determines that any person and all other persons who constitute a group (within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934 (“Exchange Act”)) have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of fifty percent (50%) or more of CAEI’s outstanding securities, unless a majority of the “Continuing Directors” approves the acquisition not later than ten (10) business days after CAEI makes that determination, or (ii) the first day on which a majority of the members of CAEI's board of directors are not “Continuing Directors.” “Continuing Directors” shall mean, as of any date of determination, any member of CAEI's board of directors who (i) was a member of that board of directors on the date of this Agreement, (ii) has been a member of that board of directors for the two years immediately preceding such date of determination, or (iii) was nominated for election or elected to CAEI’s board of directors with the affirmative vote of the greater of (x) a majority of the Continuing Directors who were members of CAEI’s board of directors at the time of such nomination or election or (y) at least three Continuing Directors.

8.           Confidentiality.  The Employee shall maintain confidentiality with respect to information that he receives in the course of his employment and not disclose any such information. The Employee shall not, either during the Term of employment of thereafter, use or permit the use of any information of or relating to CAEI in connection with any activity or business and shall not divulge such information to any person, firm, or corporation whatsoever, except as may be necessary in the performance of his duties hereunder or as may be required by law or legal process.  Immediately following the termination of Employee’s employment with CAEI, Employee will return to CAEI all materials, all works created by Employee or others in the course of his or their employment duties during the term of Employee’s employment hereunder, and all copies thereof.  Employee further realizes that any trading in CAEI’s common stock or other securities or aiding or assisting others in trading in CAEI’s common stock or other securities, including disclosing any non-public information concerning CAEI or its affiliates to a person who uses such information in trading in the CAEI’s common stock or other securities, may constitute a violation of federal and state securities laws.  Employee will not engage in any transactions involving the CAEI’s common stock or other securities while in the possession of material non-public information in a manner that would constitute a violation of federal and state securities laws.

9.           Non-Compete.  During the term of his employment and during the 12-month period following termination of his employment, the Employee shall not directly own, manage, operate, join, control, or participate in or be connected with, as an officer, employee, partner, stockholder or otherwise, any firm that is in competition to CAEI within service area. Employee declares that the foregoing limitations are reasonable and necessary to protect the business of CAEI and its affiliates.  If any portion of these restrictions be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected, but rather such court shall reform the provision deemed invalid so that it shall be as near to the terms of this Agreement as possible and still remain enforceable under applicable law.

10.           Non-Solicitation.  The Employee shall not directly or indirectly through his own efforts, or otherwise, during the term of this Agreement, and for a period of 24 months thereafter, employ, solicit to employ, or otherwise contract with, or in any way retain the services of any employee or former employee of CAEI. The Employee will not interfere with the relationship of CAEI and any of its employees and the Employee will not attempt to divert from CAEI any business in which CAEI has been actively engaged during his employment.  Nor shall the Employee directly or indirectly through his own efforts, or otherwise, during the term of this Agreement, and for a period of 24 months thereafter, solicit or attempt to solicit the business of any customer or client of CAEI, or induce or attempt to induce any client or customer of CAEI to reduce its business with CAEI.

11.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and contains all the agreements between them with respect to the subject matter hereof. It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof.

12.           Amendments.  Except as otherwise specifically provided, the terms and conditions of this contract may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective it shall have been reduced to writing and signed by CAEI’s Chief Executive Officer and the Employee.

13.           Applicable Law; Severability.  This Agreement shall be construed and enforced under and in accordance with the laws of the State of Delaware.  The invalidity or unenforceability of any particular provision of this contract shall not affect its other provisions, and this contract shall be construed in all respects as if such invalid or unenforceable provisions had been omitted.

14.           Successors; Assignability.  This agreement shall be binding upon the CAEI, its successors and assigns, including, without limitation, any corporation into which CAEI may be merged or by which it may be acquired, and shall inure to the benefit of the Employee, his administrators, executors, legatees, heirs and assigns.  This Agreement is personal in nature, and neither this Agreement nor any part of any obligation herein shall be assignable by Employee.

15.           Notices.  All notices and other communications required or permitted under this Agreement, which are addressed as provided below (or otherwise provided in writing by the party to receive such notice) shall be delivered personally, or sent by certified or registered mail with postage prepaid, or sent by Federal Express or similar courier service with courier fees paid by the sender, and, in either case, shall be effective upon delivery.

If to CAEI:	Jun Tang

No. 801 Wuzhong Road, Research Building, Changzhou Science and Education Industrial Park, Wujin District, Changzhou, Jinagsu, China 213164

If to Employee:	Alan Leung [PERSONAL HOME ADDRESS]

16.           Captions.  The paragraph captions herein are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

17.           Counterparts.  This Agreement may be executed in one or more facsimile counterparts, and by the parties hereto in separate facsimile counterparts, each of which when executed shall be deemed to be an original while all of which taken together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

CHINA ARCHITECTURAL ENGINEERING, INC. /s/ Jun Tang By: Jun Tang Title: Chairman of the Board	Witness: /s/ Xuan Li By: Xuan Li Address: [PERSONAL ADDRESS]

EMPLOYEE /s/ Alan Leung Alan Leung	Witness: /s/ Xuan Li By: Xuan Li Address: [PERSONAL ADDRESS]